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                                                                  Exhibit 10(ii)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post Effective Amendment No. 4 to the Registration Statement No. 33-85442 of New England Variable Annuity Separate Account (the "Separate Account") of New England Life Insurance Company (the "Company") of our reports dated February 18, 1997, on the financial statements of the Separate Account and the Company for the year ended December 31, 1996, appearing the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP
Boston, Massachusetts
April 28, 1997